Exhibit 99.1

HMS HOLDINGS CORP. REPORTS FOURTH QUARTER AND FULL YEAR 2014 RESULTS

•                  Fourth quarter GAAP EPS was a loss of $0.03 per share and Adjusted EPS was $0.03 per share as unusual items and tax rate negatively impacted adjusted results by $0.11 per share

•                  Full year revenue, excluding Medicare RAC, increased 10%

•                  Commercial revenue was up 15%

•                  State government revenue was up 9%

•                  Full year Medicaid coordination of benefits revenue increased 14%

IRVING, TX, February 27, 2015—HMS Holdings Corp. (NASDAQ: HMSY) today announced financial results for its fourth quarter and full year ended December 31, 2014. Net loss for the quarter ended December 31, 2014 was $2.4 million or ($0.03) per diluted share, compared to net income of $7.0 million or $0.08 per diluted share in the third quarter and $11.1 million or $0.13 per diluted share in the prior year fourth quarter. Adjusted EPS was $0.03 per diluted share in the fourth quarter, compared to $0.14 per diluted share in the third quarter and $0.20 per diluted share in the prior year fourth quarter. Unusual items negatively impacted fourth quarter pre-tax earnings by $12.1 million or $0.07 per diluted share in adjusted EPS.  A higher than expected tax rate impacted fourth quarter adjusted earnings by $3.4 million or $0.04 per diluted share. Total revenue was $112.2 million compared to $113.8 million in the third quarter and $121.6 million in the prior year fourth quarter, which included $25.4 million of Medicare Recovery Audit Contractor (“RAC”) revenue compared to $2.8 million in the current year fourth quarter.

For the full year ended December 31, 2014, net income was $13.9 million or $0.16 per diluted share, compared to net income of $40.0 million or $0.45 per diluted share in the prior year. Adjusted EPS for the full year was $0.41 per diluted share compared to $0.75 per diluted share in the prior year. Total revenue for 2014 was $443.2 million, which included $22.0 million of Medicare RAC revenue, compared to $491.8 million in the prior year, which included $108.0 million of Medicare RAC revenue.

“2014 was a year of solid growth in commercial and state government revenues. Despite longer than anticipated implementation schedules, full year commercial revenue increased by 15%. The substantial influx of Medicaid enrollees, due to the Affordable Care Act, boosted state government revenue by 9%. Resulting topline revenue, excluding Medicare RAC, was 10% higher for the year,” said Bill Lucia, HMS President and CEO. “2014 revenue from our historically strong Medicaid coordination of benefits product suite was up 14% for the year.”

“The $86 million (80%) decline in 2014 Medicare RAC revenue, compared to the prior year, presented significant challenges, but also highlighted the importance of our ongoing strategy to diversify revenues — principally by focusing on commercial business opportunities. We completed the build-out of a talented and experienced commercial sales team in the fourth quarter, so are now well positioned to execute our plan to make commercial sales and revenue our growth engine for 2015,” added Lucia.

Total revenue of $109.4 million in the fourth quarter, excluding Medicare RAC revenue, was 13.7% higher than the prior year fourth quarter. Commercial revenue in the quarter was $45.0 million, an 18.1% increase compared to $38.1 million in the prior year fourth quarter; state government revenue was $58.7 million in the fourth quarter, a 12.7% increase compared to $52.1 million in the prior year fourth quarter; non-Medicare RAC federal and other revenue was $5.7 million, a 7.0% decrease compared to $6.1 million in the prior year fourth quarter. On a full-year basis, commercial revenue was $170.9 million, an increase of 14.6% compared to $149.1 million in 2013; state government revenue was $225.8 million, an increase of 8.9% compared to $207.4 million in the prior year; and non-Medicare RAC federal and other revenue was $24.5 million, a decrease of 9.9% compared to $27.2 million in the prior year.

The Company’s coordination of benefits (“COB”) products accounted for 72.7% of total revenue in the fourth quarter. Total COB revenue in the quarter from both commercial and government customers was $81.6 million, an increase of 23.9% compared to the prior year fourth quarter. For the full year, COB revenue of $312.5 million was $39.4 million or 14.4% higher than 2013.

“Year-over-year quarterly commercial revenue increased throughout 2014, with the fourth quarter up 18% compared to the prior year fourth quarter,” said Lucia. “We are particularly encouraged that many of our health plan customers now view HMS as their business partner in annual planning and budgeting cycles. They are seeking our cost containment solutions in the ever more challenging and complex healthcare reimbursement environment,” concluded Lucia.

“We ended the year with an enhanced and low-levered balance sheet, including over $133 million in cash. Looking ahead to 2015, we should have sufficient flexibility to invest in our growth and to make acquisitions as opportunities present themselves, while retaining the capital that will be required when new Medicare RAC awards are made,” said Jeff Sherman, HMS Chief Financial Officer. “Successfully managing expenses and redeploying personnel to support our growing commercial business following the precipitous decline in Medicare RAC revenue during 2014 was a substantial achievement. Our process improvement initiatives produced benefits throughout 2014, as the total cost of services was down $12.7 million or 4.0% excluding a $3.1 million decline in amortization,” added Sherman.

“Three unusual items negatively impacted fourth quarter pre-tax earnings by $12.1 million or $0.07 per share in adjusted EPS, including: 1) a $5.5 million litigation expense; 2) $5.5 million in accounts receivable write-downs related primarily to two contracts resolved in the fourth quarter; and 3) $1.1 million in severance costs. A higher than expected state tax rate resulted in a full year effective tax rate of 47% and negatively impacted fourth quarter adjusted earnings by $3.4 million or $0.04 per share. We expect to return to a normalized 42% tax rate in 2015,” concluded Sherman.

Webcast and Conference Call Information

HMS will report its fourth quarter and full year 2014 financial and operating results at 7:30 a.m. CT/8:30 a.m. ET on Friday, February 27, 2015. Individuals can access the webcast at http://investor.hms.com/events.cfm or listen to the call at (877) 303-7208. International participants can listen to the call at (224) 357-2389.

The webcast will be archived for replay on the HMS Investor Relations website at http://investor.hms.com/events.cfm. The replay will be available at approximately 11:00 a.m. CT/12:00 p.m. ET on February 27, 2015.

The HMS Form 10-K for the year ended December 31, 2014 will be filed and available on our website at http://investor.hms.com on March 2, 2015, and will contain additional information about our results of operations for the fiscal year to date. This press release and the interim financial statements contained herein are also available at http://investor.hms.com.

About HMS

HMS Holdings Corp., through its subsidiaries, provides coordination of benefits and payment integrity services for payers. The Company serves Medicaid programs in 45 states and the District of Columbia; commercial health plans, including Medicaid managed care, Medicare Advantage and group and individual health lines of business; federal government health agencies, including the Centers for Medicare & Medicaid Services (“CMS”) and the Veterans Health Administration; government and private employers; child support agencies; and other healthcare payers and sponsors. As a result of the Company’s services, our customers recovered billions of dollars in 2014 and saved billions more through the prevention of erroneous payments.

Non-GAAP Financial Measures

This press release includes presentations of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA. Adjusted EBITDA represents EBITDA adjusted for stock-based compensation expense. EBITDA is a common measure of performance used by the capital markets to value enterprises, which the Company’s management uses in addition to measures calculated in accordance with generally accepted accounting principles (“GAAP”) to evaluate its results of operations. EBITDA is a non-GAAP financial measure and is reconciled to net income (loss), which the Company’s management believes to be the most comparable GAAP measure. Adjusted EBITDA results are calculated by adjusting GAAP income (loss) to exclude the effects of net interest expense, income taxes, depreciation and amortization and stock-based compensation expense.

This press release also includes presentations of adjusted earnings per share (“EPS”). Adjusted EPS represents EPS adjusted for stock-based compensation expense and amortization of acquisition related software and intangible assets and for the related taxes for these adjustments. Adjusted EPS is a non-GAAP financial measure and is reconciled to EPS, which the Company’s management believes to be the most comparable GAAP measure.

The Company uses these non-GAAP financial measures for internal management purposes, when publicly providing guidance on possible future results, and as a means to evaluate period-to-period comparisons. The Company’s management believes that these non-GAAP financial measures are a common measure used by its investors and analysts to evaluate its performance. The use of these non-GAAP financial measures has limitations, and the Company’s presentation of such financial measures may be different from the presentation used by other companies, and therefore comparability may be limited. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provides a more complete understanding of the results of operations and trends affecting the Company’s business. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, income (loss) in accordance with GAAP.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Such statements give our expectations or forecasts of future events; they do not relate strictly to historical or current facts.  Forward-looking statements can be identified by words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “will,” “target,” “seeks,” “forecast” and similar expressions and references to guidance.  In particular, these include statements relating to future actions, business plans, objectives and prospects, and future operating or financial performance.  Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions.  Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. We caution you therefore against relying on any of these forward-looking statements.

Factors that could cause or contribute to such differences include, but are not limited to: variations in our results of operations; changes in the U.S. healthcare environment and steps we take in anticipation of such changes; regulatory, budgetary or political actions that affect procurement practices; our ability to retain customers or the loss of one or more major customers, including through our failure to reprocure a contract or the reduction in scope or early termination of one or more of our significant contracts; our ability to effectively manage our growth to execute on our business plans; the risk that guidance may not be achieved including but not limited to the risk that we may not achieve non-Medicare margin expansion; the risk that HMS will not receive a contract award for any current or future procurement or reprocurement or that either or both may be delayed; the risk of negative or reduced growth rate of spending on Medicaid/Medicare, simplification of the healthcare payment process or programmatic changes that diminish the scope of benefits; the risk that CMS may not support the RAC program, may change the RAC program and reduce future fees, and may require repayment of certain prior fees; our ability to retain customers or the loss of one or more major customers; customer dissatisfaction or early termination of contracts triggering significant costs or liabilities; the development by competitors of new or superior products or services; the emergence of new competitors, or the development by our customers of in-house capacity to perform the services we offer; all the risks inherent in the development, introduction, and implementation of new products and services; our failure to comply with laws and regulations governing health data or to protect such data from theft and misuse; our ability to maintain effective information systems and protect them from damage or interruption; restrictions on our ability to bid on/perform certain work due to other work we currently perform; the risks and uncertainties attendant to litigation; our ability to successfully integrate our acquisitions; our ability to continue to secure contracts through the competitive bidding process and to accurately predict the cost and time to complete such contracts; the risk that expected tax rate improvements will not be realized; our compliance with the covenants and obligations under the terms of our credit facility and our ability to generate sufficient cash to cover our interest and principal payments thereunder; and negative results of government or customer reviews, audits or investigations to verify our compliance with contracts and applicable laws and regulations. A further description of these and other risks, uncertainties, and related matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is available at www.hms.com under the “Investor Relations” tab.  Factors or events that could cause actual results to differ may emerge from time to time and it is not possible for us to predict all of them. Any forward-looking statements are made as of the date of this press release and we do not undertake an obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Investors Contact:

Dennis Oakes

SVP, Investor Relations

dennis.oakes@hms.com

212-857-5786

Media Contract:

Francesca Marraro

VP, Marketing and Communications

fmarraro@hms.com

212-857-5442

Source:  HMS Holdings Corp.

HMS HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share amounts)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013

Revenue	$112,161	$121,592	$443,225	$491,762

Cost of services:
Compensation	43,772	47,765	177,313	185,788
Data processing	10,438	9,141	39,661	37,115
Occupancy	3,835	4,631	16,950	18,397
Direct project costs	15,470	10,014	42,934	46,343
Other operating costs	6,380	6,168	24,588	26,493
Amortization of acquisition related software and intangible assets	7,132	7,160	28,612	31,747
Total cost of services	87,027	84,879	330,058	345,883

Selling, general and administrative expenses	25,225	16,452	78,963	68,701
Total operating expenses	112,252	101,331	409,021	414,584

Operating income (loss)	(91)	20,261	34,204	77,178

Interest expense	(1,952)	(2,363)	(7,931)	(12,460)
Interest income	10	35	57	71
Other income, net	—	2	—	801
Income (loss) before income taxes	(2,033)	17,935	26,330	65,590
Income taxes	361	6,842	12,383	25,593

Net income (loss) and comprehensive income (loss)	$(2,394)	$11,093	$13,947	$39,997

Basic income (loss) per common share:
Net income (loss) per common share - basic	$(0.03)	$0.13	$0.16	$0.46

Diluted income (loss) per common share:
Net income (loss) per common share - diluted	$(0.03)	$0.13	$0.16	$0.45

Weighted average shares:
Basic	87,839	87,736	87,673	87,598
Diluted	87,839	88,352	88,164	88,344

HMS HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

(unaudited)

	December 31,	December 31,
	2014	2013

Assets
Current assets:
Cash and cash equivalents	$133,116	$93,366
Accounts receivable, net of allowance for doubtful accounts of $1,898 and $916, and estimated allowance for appeals of $4,824 and $13,939 at December 31, 2014 and 2013, respectively	157,101	171,726
Prepaid expenses	11,810	12,942
Prepaid income taxes	5,142	6,792
Deferred tax assets	7,811	—
Other current assets	2,639	489
Total current assets	317,619	285,315

Property and equipment, net	116,027	123,006
Goodwill	361,468	361,468
Intangible assets, net	74,578	95,312
Deferred financing costs, net	6,957	9,041
Other assets	4,339	4,460
Total assets	$880,988	$878,602

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	$54,549	$37,123
Estimated liability for appeals	36,799	41,852
Deferred tax liabilities	—	6,326
Acquisition related contingent consideration	—	945
Total current liabilities	91,348	86,246

Long-term liabilities:
Revolving credit facility	197,796	232,796
Deferred tax liabilities	50,853	52,523
Deferred rent	5,037	724
Other liabilities	2,864	3,874
Total long-term liabilities	256,550	289,917
Total liabilities	347,898	376,163

Commitments and Contingencies

Stockholders’ equity:
Preferred stock - $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Common stock - $0.01 par value; 125,000,000 shares authorized; 94,511,444 shares issued and 87,985,139 shares outstanding at December 31, 2014; 93,826,453 shares issued and 87,300,148 shares outstanding at December 31, 2013	943	936
Capital in excess of par value	313,214	296,517
Retained earnings	263,947	250,000
Treasury stock, at cost: 6,526,305 shares at December 31, 2014 and 2013	(45,014)	(45,014)
Total stockholders’ equity	533,090	502,439
Total liabilities and stockholders’ equity	$880,988	$878,602

HMS HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Year ended December 31,
	2014	2013
Operating activities:
Net income and comprehensive income	$13,947	$39,997
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	32,864	31,360
Amortization of intangible assets	20,734	23,631
Amortization of deferred financing costs	2,084	3,077
Stock-based compensation expense	13,356	11,997
Excess tax benefit from exercised stock options	(1,795)	(5,233)
Deferred income taxes	(12,290)	(4,354)
Allowance for doubtful accounts	(8,133)	6,943
Change in fair value of contingent consideration	(517)	35
Loss on disposal of fixed assets	219	431
Changes in operating assets and liabilities:
Accounts receivable	10,458	(21,899)
Prepaid expenses	1,132	1,341
Prepaid income taxes	3,445	(1,559)
Other current assets	(2,150)	(172)
Other assets	121	28
Accounts payable, accrued expenses and other liabilities	18,039	1,050
Estimated liability for appeals	7,247	14,508
Net cash provided by operating activities	98,761	101,181

Investing activities:
Purchases of land, property and equipment	(22,687)	(22,127)
Investment in capitalized software	(3,514)	(3,656)
Investment in common stock	—	(500)
Net cash used in investing activities	(26,201)	(26,283)

Financing activities:
Repayment of revolving credit facility	(35,000)	(95,000)
Proceeds from exercise of stock options	4,110	9,260
Excess tax benefit from exercised stock options	1,795	5,233
Payments of tax withholdings on behalf of employees for net-share settlement for stock-based compensation	(1,658)	(1,922)
Payments on capital lease obligations	(1,629)	(1,711)
Payments on contingent consideration	(428)	—
Purchases of treasury stock	—	(25,000)
Repayment of term loan	—	(8,750)
Proceeds from revolving credit facility	—	4,046
Payment of financing fees related to revolving credit facility	—	(2,915)
Net cash used in financing activities	(32,810)	(116,759)
Net increase (decrease) in cash and cash equivalents	39,750	(41,861)
Cash and cash equivalents at beginning of period	93,366	135,227
Cash and cash equivalents at end of period	$133,116	$93,366

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$21,144	$34,922
Cash paid for interest	$4,458	$9,520
Supplemental disclosure of noncash activities:
Accrued property and equipment purchases	$1,610	$1,725
Equipment purchased through capital leases	$20	$2,401
Decrease in appeals liability for lost appeals offset with a reduction in accounts receivable	$12,300	$—

Certain reclassifications were made to prior period amounts to conform to the current period presentation.

HMS HOLDINGS CORP. AND SUBSIDIARIES

(in thousands, except per share amounts)

(unaudited)

Reconciliation of Net income (loss) to EBITDA and adjusted EBITDA

As summarized in the following table, earnings before interest, taxes, depreciation and amortization, and stock-based compensation expense (adjusted EBITDA) was $17.7 million for the fourth quarter of 2014, a decrease of $19.0 million or 51.8% from the same period a year ago. Adjusted EBITDA for the year ended 2014 was $101.2 million, a decrease of $43.8 million or 30.2% year over year.

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net income (loss)	$(2,394)	$11,093	$13,947	$39,997
Net interest expense	1,942	2,328	7,874	12,389
Income taxes	361	6,842	12,383	25,593
Depreciation and amortization, net of deferred financing costs, included in net interest expense	13,567	13,232	53,598	54,991
Earnings before interest, taxes, depreciation and amortization (EBITDA)	13,476	33,495	87,802	132,970

Stock-based compensation expense	4,261	3,248	13,356	11,997
Adjusted EBITDA	$17,737	$36,743	$101,158	$144,967

Reconciliation of Net income to GAAP EPS and Adjusted EPS

As summarized in the following table, earnings per share adjusted for stock-based compensation expense and amortization of intangibles and for the related taxes (adjusted EPS) was $0.03 for the fourth quarter of 2014, a decrease of 85.0% from $0.20 for the fourth quarter of 2013. Adjusted EPS for the year ended 2014 was $0.41, a decrease of 45.3% from $0.75 for the year ended 2013.

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net income (loss)	$(2,394)	$11,093	$13,947	$39,997
Stock-based compensation expense, net of tax	1,836	2,005	7,075	7,316
Amortization of acquisition related software and intangible assets, net of tax	2,784	4,435	15,156	19,359
Subtotal	$2,226	$17,533	$36,178	$66,672

Weighted average common shares, diluted	88,351	88,352	88,164	88,344

Diluted GAAP EPS	$(0.03)	$0.13	$0.16	$0.45
Diluted adjusted EPS	$0.03	$0.20	$0.41	$0.75